Exhibit 99.12

CONSENT OF MERRILL LYNCH

We hereby consent to (i) the use of our opinion letter dated, March 16, 2008, to the Board of Directors of NYMEX Holdings Inc. (the “Company”) attached as Annex F to CME Group Inc.’s Joint Proxy Statement/Prospectus on Form S-4 dated June 10, 2008 (the “Prospectus”) relating to the proposed business combination transaction between the Company and CME Group, Inc., and (ii) the references to such opinion and our firm in the Prospectus under the captions: “Summary—Other information regarding the Merger,” “Risk Factors—The fairness opinions obtained by CME Group and NYMEX Holdings from their respective financial advisors will not reflect changes in circumstances between signing the Merger Agreement and the merger,” “The Merger—Background of the Merger,” “The Merger—NYMEX Holdings’ Reasons for the Merger; Recommendation of NYMEX Holdings’ Board of Directors” and “The Merger—Opinion of Merrill Lynch, Financial Advisor to NYMEX Holdings.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder, and we do not thereby admit that we are experts with respect to any part of the Prospectus or of the Registration Statement of which the Prospectus forms a part, under the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated

New York, New York